Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com
August 13, 2025

7 Roszel Road, Suite 1A
Princeton, New Jersey

Ladies and Gentlemen:

We have acted as counsel to Miami International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 35,002,203 shares of common stock, par value $0.001 per share of the Company (the “Shares”), including (i) 651,250 Shares reserved for issuance upon the exercise of outstanding options granted under the 2008 Stock Incentive Plan (“2008 Employee Plan”), (ii) 25,000 Shares reserved for issuance upon the exercise of outstanding options granted under the 2008 Stock Incentive Plan for Non-Employee Directors and Members of the Board of Advisors (“2008 Director Plan”), (iii) 8,275,467 Shares reserved for issuance upon the exercise of outstanding options granted under the 2013 Stock Option and Incentive Plan for Employees and Consultants (“2013 Employee Plan”), (iv) 835,000 Shares reserved for issuance for outstanding restricted stock awards granted under the 2013 Plan, (v) 3,172,976 Shares reserved for issuance upon the exercise of outstanding options granted under the 2013 Stock Option and Incentive Plan for Non-Employee Directors, Committee Members and Members of the Board of Advisors (“2013 Director Plan”), (vi) 2,837,095 Shares reserved for issuance upon the exercise of outstanding options granted under the 2021 Stock Option and Incentive Plan for Employees and Consultants (“2021 Plan”), (vii) 11,130,534 Shares reserved for issuance under the 2022 Equity Incentive Plan (“2022 Plan”, and together with the 2008 Employee Plan, 2008 Director Plan, 2013 Employee Plan, 2013 Director Plan, and 2021 Plan, the “Plans”) and outstanding restricted stock awards under the 2022 Plan, (viii) 7,499,594 Shares reserved for issuance upon the exercise of outstanding options granted under the 2022 Plan, and (ix) 575,287 Shares reserved for issuance for outstanding restricted stock awards granted under agreements dated June 23, 2010, October 18, 2011, November 30, 2011, November 30, 2011, and November 30, 2011 (“Restricted Stock Awards Outside of Plan”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.the genuineness of all signatures;
b.the legal capacity of natural persons;
c.the authenticity of all documents submitted to us as originals;
d.the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
f.the board of directors of the Company or a duly constituted and acting committee of such board of directors will have taken all action necessary to set the public offering price of the Shares;

g.with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares; and
h.that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of any participants thereunder.
We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued and sold by the Company in the manner contemplated in the Registration Statement against payment therefor in the circumstances contemplated by the Plans or the Restricted Stock Awards Outside of Plan and assuming that the individual issuances, grants or awards under the Plans or under the Restricted Stock Awards Outside of Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised and paid for, for consideration at least equal to the par value thereof, in accordance with the requirements of law and the Plans (and the agreements and awards either duly adopted thereunder and in accordance therewith) or Restricted Stock Awards Outside of Plan, the offer and sale of the Shares shall have been duly authorized and, when and to the extent that the Shares are issued in accordance with the foregoing, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name therein. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP